Registration No. 333-_______

        As filed with the Securities and Exchange Commission on January 24, 2003
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  ------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------

                             SIEBERT FINANCIAL CORP.
               (Exact name of registrant as specified its charter)

            New York                                    11-1796714
            --------                                    ----------
 (State or other jurisdiction of           (I.R.S. Employer Identification No.)
 incorporation or organization)

                                885 Third Avenue
                            New York, New York 10022
                            ------------------------
          (Address, including zip code, of principal executive offices)

                             SIEBERT FINANCIAL CORP.
                             1997 STOCK OPTION PLAN
                            (Full title of the plan)
                                   -----------

                                MURIEL F. SIEBERT
                             SIEBERT FINANCIAL CORP.
                                885 Third Avenue
                            New York, New York 10022
                                 (212) 644-2400
            (Name, address and telephone number, including area code,
                              of agent for service)
                                  ------------

Copies of all communications, including all communications sent to the agent for service, should be sent to:

                             Leonard M. Leiman, Esq.
                           Fulbright & Jaworski L.L.P.
                                666 Fifth Avenue
                            New York, New York 10103
                                 (212) 318-3000
                            Facsimile: (212) 318-3400
                                  ------------

                         CALCULATION OF REGISTRATION FEE

=========================== =============== ======================= =========================  =====================
                                              Proposed maximum          Proposed maximum
   Title of securities       Amount to be    offering price per        aggregate offering           Amount of
     to be registered       registered (1)          share                    price               Registration fee
--------------------------- --------------- ------------------------ ------------------------- ---------------------
Common Stock, $.01 par value  1,185,000            $4.16(2)                 $4,929,600               $453.53
--------------------------- --------------- ------------------------ ------------------------- ---------------------
Common Stock, $.01 par value    915,000            $2.715(3)                $2,484,225(3)            $228.55
=========================== =============== ======================== ========================= =====================

(1) Plus such additional indeterminable number of shares as may be required pursuant to the Siebert Financial Corp. 1997 Stock Option Plan, in the event of a stock dividend, stock split, recapitalization or other similar change in our common stock.

(2) Options to purchase 1,185,000 shares were granted pursuant to the Siebert Financial Corp. 1997 Stock Option Plan on April 19, 2002, October 1, 2002 and October 15, 2002 at an exercise price ranging from $2.12 per share to $4.60 per share.

(3) The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices per share of the common stock of Siebert Financial Corp. as reported on the Nasdaq Stock Market on January 22, 2003.

                                Explanatory note

         This registration statement is filed pursuant to General Instruction E to Form S-8 in order to register 2,100,000 additional shares of common stock, $.01 par value per share of Siebert Financial Corp., for issuance pursuant to the Siebert Financial Corp. 1997 Stock Option Plan. These shares are in addition to 2,100,000 shares (as adjusted to reflect a 4-for-1 stock split effective April 7, 1998) previously registered on a registration statement on Form S-8 (Registration No. 333-43839) filed with the Securities and Exchange Commission on January 7, 1998 pursuant to this option plan. The contents of this previously filed registration statement are hereby incorporated by reference in this registration statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.           Incorporation of Documents by Reference

         The following documents we filed with the Securities and Exchange Commission are incorporated herein by reference:

         (1) our annual report on Form 10-K for the fiscal year ended December 31, 2001;

         (2) our quarterly report on Form 10-Q for the quarter and three months ended March 31, 2002;

         (3) our quarterly report on Form 10-Q for the quarter and six months ended June 30, 2002; and

         (4) our quarterly report on Form 10-Q for the quarter and nine months ended September 30, 2002.

         In addition to the foregoing, all documents subsequently filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all of the securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by referenced herein shall be deemed to be modified or superceded for purposes hereof to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute part of this registration statement.

Item 4.           Description of Securities

General

Our authorized capital stock consists of 49,000,000 shares of common stock, par value $.01 per share. There are currently 22,412,067 shares of our common stock outstanding. Of this number, 19,878,700 shares of our common stock, or 88.8%, were owned or controlled by Muriel F. Siebert.

Common Stock

General. There are no redemption or sinking fund provisions applicable to the shares of our common stock and such shares are not entitled to any preemptive rights.

Voting. Each holder of our common stock is entitled to one vote for each share registered in the holder's name on our books. Since none of the shares of our common stock have cumulative voting rights, the holders of more than 50% of the shares can elect all our directors if they so chose and, in that event, the holders of the remaining shares will not be able to elect any directors.

Dividends. The holders of our common stock are entitled to receive such dividends as may be declared from time to time by our Board of Directors from the assets which are legally available therefor.

Liquidation. Upon our liquidation, dissolution or winding-up, holders of our common stock are entitled to receive, pro rate, after the prior rights of creditors have been satisfied, all our remaining assets available for distribution.

Transfer Agent and Registrar. American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Item 5.            Interests of Named Experts and Counsel

         The validity of the shares being offered hereby and certain other legal matters in connection with the offering of such securities will be passed upon for us by Fulbright & Jaworski L.L.P.

         Jane H. Macon, a partner in Fulbright & Jaworski L.L.P. and Leonard M. Leiman, of counsel to Fulbright & Jaworski L.L.P., our counsel, serve on our Board of Directors. Ms. Macon holds 1,000 shares of our common stock and options to purchase 40,000 shares of our common stock. Mr. Leiman holds 2,000 shares of our common stock and options to purchase 40,000 shares of our common stock.

Item 8. Exhibits

        4.1  -- Siebert Financial Corp. 1997 Stock Option Plan, as amended.*

        5.1  -- Opinion of Fulbright & Jaworski L.L.P.

        23.1 -- Consent of Eisner LLP.

        23.2 -- Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)

        24.1 -- Power of Attorney (included in signature page).

------------------------------
* Incorporated by reference to the Siebert Financial Corp.'s Definitive Proxy Statement filed May 6, 2002.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 24th day of January, 2003.

                                       SIEBERT FINANCIAL CORP.

                                       By:    /s/ Muriel F. Siebert
                                              ---------------------
                                       Name:  Muriel F. Siebert
                                       Title: Chairwoman, President and Director


                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Muriel F. Siebert and Nicholas P. Dermigny his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                                    Title                              Date
---------                                    -----                              ----
                                  Chairwoman, President and Director
                                  (principal executive officer and
 /s/ Muriel F. Siebert            principal financial and accounting
 ---------------------            officer)                               January 24, 2003
   Muriel F. Siebert

 /s/ Nicholas P. Dermigny         Executive Vice President, Chief
 ------------------------         Operating Officer and Director         January 24, 2003
   Nicholas P. Dermigny

 /s/ Patricia Francy              Director                               January 24, 2003
 -------------------
   Patricia Francy

 /s/ Daniel Jacobson              Director                               January 24, 2003
 -------------------
   Daniel Jacobson


                                      II-3

 /s/ Leonard M. Leiman
 ---------------------
   Leonard M. Leiman              Director                               January 24, 2003

 /s/ Jane H. Macon
 -----------------
   Jane H. Macon                  Director                               January 24, 2003

 /s/ Nancy S. Peterson
 ---------------------
   Nancy S. Peterson              Director                               January 24, 2003

                                INDEX TO EXHIBITS

Exhibit
  No.         Description
  ---         -----------

4.1           Siebert Financial Corp. 1997 Stock Option Plan, as amended.*
5.1           Opinion of Fulbright & Jaworski L.L.P.
23.1          Consent of Eisner LLP.
23.2          Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
24.1          Power of Attorney (included in signature page).

----------------------------
* Incorporated by reference to the Siebert Financial Corp.'s Definitive Proxy Statement filed May 6, 2002.